SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                MEDIMMUNE, INC.

               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)  Title of each class of securities to which transaction applies:
                                          Not Applicable
   (2)  Aggregate number of securities to which transaction applies:
                                          Not Applicable
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                          Not Applicable

   (4)  Proposed maximum aggregate value of transaction:
                                          Not Applicable
   (5)  Total fee paid:
                                          Not Applicable

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1)  Amount Previously Paid:
                                          Not Applicable
   (2)  Form, Schedule or Registration Statement No.:
                                          Not Applicable
   (3)  Filing Party:
                                          Not Applicable
   (4)  Date Filed:
                                          Not Applicable

                                MEDIMMUNE, INC.
                              [LETTERHEAD & LOGO]





                                                                 April 10, 1998

Dear MedImmune Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 15, 1998 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 1997. This will be followed by a question and answer period.

     Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

     We look forward to seeing you on May 15th.

                                 Sincerely,



                              /S/Wayne T. Hockmeyer, Ph.D.
                                 Chairman and Chief Executive Officer
                              MEDIMMUNE, INC.
                              [LETTERHEAD & LOGO]





                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 15, 1998


     The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 15, 1998 at 10:00 a.m., for the following purposes:

     1. To amend the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $.01 per share, from 60,000,000 shares to 120,000,000 shares;

     2. To elect eight directors;

     3. To approve and ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors; and

     4. To transact such other business as properly may come before the meeting and any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting.

                                 By Order of the Board of Directors,


                              /s/Carol A. Iorio
                                 Corporate Secretary


35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 10, 1998

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 15, 1998. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 10, 1998. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

     The number of voting securities of MedImmune outstanding on March 31, 1998, the record date for the meeting, was 26,509,269 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

     Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be cancelled by voting by ballot at the meeting.

     Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

     MedImmune's Proxy Committee consists of Dr. Wayne T. Hockmeyer, Chairman and Chief Executive Officer, and Mr. David M. Mott, President and Chief Operating Officer. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in Proposal 2- Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

     Stockholders of record at the close of business on March 31, 1998, are entitled to receive notice of the meeting and to vote the shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

Attendance at Annual Meeting

     To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request from the Corporate Secretary a copy of the report of the proceedings of the meeting.

              PROPOSAL 1 - AMENDMENT OF THE RESTATED CERTIFICATE
                  OF INCORPORATION TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved and recommends that the stockholders adopt a proposed amendment (the "Common Stock Amendment") to the Restated Certificate of Incorporation which would increase the authorized number of shares of Common Stock, par value $.01 per share, by 60,000,000 shares from 60,000,000 shares to 120,000,000 shares. The authorized number of shares of Preferred Stock of the Company ("Preferred Stock") would remain 5,524,525 shares. Accordingly, the aggregate number of shares of capital stock (including both Common Stock and Preferred Stock) authorized under the Amendment would increase from 65,524,525 shares to 125,524,525 shares.

     As noted above, at March 31, 1998, there were 26,509,269 shares of the Company's Common Stock outstanding. At that date, after giving effect to 5,342,069 shares reserved for issuance under the Company's stock option plans and 3,048,780 shares reserved for issuance upon conversion of convertible subordinated notes, the Company had 25,099,882 shares of Common Stock available for issuance.

     The additional Common Stock to be authorized by adoption of the Common Stock Amendment would have rights identical to the currently outstanding Common Stock of the Company. Approval of the Common Stock Amendment by the stockholders and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, including a dilutive effect on present stockholders if and when such shares were issued. In addition, the increase in the authorized but unissued Common Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

     The proposed increase in the number of shares of authorized Common Stock will insure that shares will be available, if needed, for issuance in connection with acquisitions, stock splits or other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay would be beneficial to the Company. Currently, the Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the Common Stock Amendment.

     No further action or authorization by the Company's stockholders would be necessary prior to the issuance of the additional shares of Common Stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed. If the Common Stock Amendment is adopted, it will become effective upon filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     The Board of Directors recommends a vote "FOR" approval of the Common Stock Amendment.

                      PROPOSAL 2 - ELECTION OF DIRECTORS

     A Board of eight directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors.

The Board of Directors recommends a vote FOR the following nominees:
     Wayne T. Hockmeyer, Ph.D.
     Dr. Hockmeyer (age 53) founded the Company in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. From 1986 to 1988, Dr. Hockmeyer served as Vice President, Research and Development, of Praxis Biologics, Inc. ("Praxis"). From 1980 to 1986, Dr. Hockmeyer served as Chairman, Department of Immunology, Walter Reed Army Institute of Research. Dr. Hockmeyer is a member of the Board of Directors of Digene Corporation and serves on the Advisory Board of the University of Maryland Biotechnology Institute. He is also a member of the Board of Directors of the High Technology Council of Maryland and Chairman of the Maryland BioScience Alliance. Dr. Hockmeyer received a Bachelor of Science degree from Purdue University and a doctorate from the University of Florida.

     David M. Mott
     Mr. Mott (age 32) joined the Company in April 1992 as Vice President, with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in 1995 was promoted to Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was promoted to the position of President and Chief Operating Officer and was elected to the Board of Directors. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc.("Smith Barney"). At Smith Barney, where he was employed from July 1986 to April 1992, Mr. Mott's activities included public and private equity and debt financings as well as merger and acquisition work for biotechnology, healthcare services, and medical product and device companies. He holds a bachelor of arts degree in economics and government from Dartmouth College.

     Franklin H. Top, Jr., M.D.
     Dr. Top (age 62) joined the Company in June 1988 as Executive Vice President. He was elected to the Board of Directors in July 1988 and became the Company's Medical Director in 1990. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

     M. James Barrett, Ph.D.
     Dr. Barrett (age 55) has been a director of the Company since 1988 and is the Chairman, Chief Executive Officer and a director of Sensors for Medicine and Science, Inc. From July 1987 to September 1996 he was Chief Executive Officer and director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

     James H. Cavanaugh, Ph.D.
     Dr. Cavanaugh (age 61) has been a director of the Company since September 1990 and has been President of HealthCare Ventures L.L.C. ("HCV") since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of Human Genome Sciences, Inc., 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, and Diversa Corp. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Trustees of the National Committee for Quality Health Care (Chairman, 1988) and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association ("PMA"), Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

     Barbara Hackman Franklin
     Ms. Franklin (age 57) has been a director of the Company since November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, Ms. Franklin was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce in the Bush Administration. Ms. Franklin has served four terms on the Advisory Committee for Trade Policy and Negotiations, by appointment of Presidents Reagan and Bush, and as an Alternate Representative and Public Delegate to the United Nations General Assembly, by appointment of President Bush. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992, was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to President Nixon, creating the first White House effort to recruit women for high level government jobs (1971-1973). Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, AMP Inc., and Cincinnati Milacron, Inc. She has been a director of the Nasdaq Stock Market, Inc. and the American Institute of CPA's. Ms. Franklin graduated from The Pennsylvania State University and received a master's degree in business administration from Harvard University.

     Lawrence C. Hoff
     Mr. Hoff (age 69) has been a director of the Company since April 1991. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company. Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceu tical marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn and the following year became Vice President and General Manager of Domestic Pharmaceutical Operations. He was promoted to Executive Vice President in 1977, was named President in 1984, and President and Chief Operating Officer in 1987. Mr. Hoff was elected to the Board of Directors of the PMA in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff currently serves on the board of directors of Pathogenesis Corp., Curative Health Systems, Inc., and Alpha-Beta Technology, Inc. Mr. Hoff graduated from Stanford University and has received honorary degrees from the Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

     Gordon S. Macklin
     Mr. Macklin (age 69) has been a director of the Company since July 1994. Mr. Macklin has served as Chairman of the White River Corporation since 1994 and as President and Chief Executive Officer since January 1998. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc. from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc. where he was employed from 1950 through 1970. Mr. Macklin serves on the Board of Directors of Fund American Enterprises Holdings, Inc., MCI Communications Corporation, CCC Information Services Group, Inc., Real 3D, Inc., and Spacehab, Inc. and as director, trustee or managing general partner, as the case may be, of 52 of the investment companies in the Franklin Templeton Group of Funds.

The Board of Directors and its Committees

Board Meetings

     During 1997, the Board of Directors met six times, and all directors attended more than 75% of the meetings of the Board.

Committees of the Board

     Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee and the Executive Committee. Information concerning the committees is set forth below. All directors attended more than 75% of the meetings of the Board Committees on which they served, except Mr. Hoff who was unable to attend two meetings of the Audit Committee and one meeting of the Compensation and Stock Committee.

     The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee consists of Mr. Hoff (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 1997, the Audit Committee met three times.

     The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Com pany's 1991 Stock Option Plan (the "1991 Plan") in accordance with the terms and conditions set forth therein. The Compensation and Stock Committee consists of Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin and Mr. Hoff, with Dr. Hockmeyer serving as a non-voting ex officio member. During 1997, the Compensation and Stock Committee met twice.

     The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The Executive Committee consists of Dr. Hockmeyer (Chairman), Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 1997, the Executive Committee met once.

Compensation and Stock Committee Report on Executive Compensation

     Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Committee") of the Company's Board of Directors. The Committee consists of four outside directors (James H. Cavanaugh (Chairman), M. James Barrett, Barbara Hackman Franklin and Lawrence
C. Hoff), and the Chairman and Chief Executive Officer of the Company (Wayne T. Hockmeyer), who serves as a non-voting ex officio member.

     In determining the compensation to be paid to the Company's executive officers in 1997, the Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

     The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

          Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Committee utilizes the annual survey report of approximately 300 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

          Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 1997 these goals included further advancing the development, manufacture and marketing of new therapeutic and vaccine products, expanding the market presence and sales of the Company's two FDA-approved products and continuing to recruit and train the Company's scientific and marketing teams. The Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of the individual executive officer towards the achievement of the Company's annual business goals.

          Stock option grants are intended to provide the most meaningful component of executive compensation. Stock options provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant and remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

     The Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock options are granted to executives at the discretion of the Committee, based on an individual's contribution toward achieving the Company's strategic and product development goals. These goals include: developing product candidates with significant potential for commercialization; driving product candidates through the research, development, regulatory approval and commercialization process; and estab lishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Committee also takes into account the number of stock options previously granted. In view of the Company's early stage in product devel opment, the Committee assigns less weight to the Company's near-term achievement of more traditional measures of corporate performance, such as earnings per share and return on equity.

     The Compensation and Stock Committee based the 1997 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 1997 commensurate with their increased responsibilities and the growth in scope of the Company's operations. The 1997 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals during the year. In February 1997, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Committee as part of the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer during 1997 determined on the basis of such officer's contribution toward achieving the Company's strategic and product development goals, as described above. See "Executive Compensation."
     A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 1997 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully de ductible. It is the Company's intention to make efforts to maximize deductibility of compensation paid to its officers under such law. During 1997, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by such law.
                              James H. Cavanaugh, Ph.D., Chairman
                              M. James Barrett, Ph.D.
                              Barbara Hackman Franklin
                              Lawrence C. Hoff
                              Wayne T. Hockmeyer, Ph.D., ex officio

Compensation and Stock Committee Interlocks and Insider Participation

     Dr. Hockmeyer, the Company's Chairman and Chief Executive Officer, is a non-voting ex officio member of the Compensation and Stock Committee. In addition, Dr. Cavanaugh, a director of the Company, is an officer of HCV. See "Certain Transactions" below.

Executive Compensation

Summary Compensation Table

     The following table summarizes the compensation paid by the Company to its Chief Executive Officer and the Company's five most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for the last three years.

                                                                      LONG-TERM
                                           ANNUAL COMPENSATION      COMPENSATION
                                   ------------------------------- -------------

                                                       Other Annual     Option
Name and Principal Position  Year Salary($) Bonus($)   Compensation   Awards (#)
                                                            ($)
---------------------------  ---- ---------  -------- --------------------------
Wayne T. Hockmeyer. . . . .  1997  353,333   225,000         -          120,000
  Chairman and Chief         1996  313,939   120,000         -           75,000
  Executive Officer          1995  280,546   100,000         -           40,000

David M. Mott . . . . . . .  1997  271,504   200,000         -          100,000
  President and Chief        1996  240,933   100,000         -           35,000
  Operating Officer          1995  179,203    70,000         -          200,000

David P. Wright . . . . . .  1997  229,833   100,000         -           30,000
  Executive Vice President,  1996  222,767    40,000         -           30,000
  Sales and Marketing        1995  216,000    40,000         -          100,000

Franklin H. Top, Jr.. . . .  1997  210,806   100,000         -           30,000
  Executive Vice President   1996  196,289    50,000         -           30,000
  and Medical Director       1995  175,729    50,000         -           25,000

Bogdan Dziurzynski (1). . .  1997  183,499   100,000        16,501        80,000
  Senior Vice President,     1996  178,975    40,000        10,644        30,000
  Regulatory Affairs         1995  171,875    10,000        17,298        12,500
  and Quality Assurance

James F. Young. . . . . . .  1997  208,907   100,000         -           30,000
  Senior Vice President      1996  189,565    40,000         -           30,000
  Research & Development     1995  175,343    40,000         -           25,000

-------------------------
(1)  Mr. Dziurzynski's other compensation consisted of a forgiven loan and tuition expense reimbursement in 1997, a forgiven loan in 1996 and relocation expense reimbursement and a forgiven loan in 1995.


Option Grants in Fiscal 1997

     The following table sets forth information relating to the grant of stock options by the Company during 1997 to the named executive officers.

                                                            Potential Realizable
                                                                  Value
                                                         of Assumed Annual Rates
                                                              of Stock Price
                                                               Appreciation
                             Individual Grants             for Option Term (1)
                  --------------------------------------------------------------
                              %of Total
                               Options
                   Number of   Granted  Exercise
                   Securities    to       or
                   Underlying Employees  Base
                    Options   in Fiscal  Price   Expiration
      Name           (#)(2)      1997    ($/sh)   Date      5% ($)      10% ($)
      ----        ------------   ----    -----    ----      ------      -------
Wayne T. Hockmeyer  120,000     15.06%   14.75   2/26/07   1,115,100   2,814,300
David M. Mott . .   100,000     12.55%   14.75   2/26/07     929,250   2,345,250
David P. Wright .    30,000      3.77%   14.75   2/26/07     278,775     703,575
Franklin H. Top, Jr  30,000      3.77%   14.75   2/26/07     278,775     703,575
Bogdan Dziurzynski   30,000      3.77%   14.75   2/26/07     278,775     703,575
                     50,000      6.28%   29.63    9/5/07     933,188   2,355,188
James F. Young. .    30,000      3.77%   14.75   2/26/07     278,775     703,575
------------------
(1)  The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2)  Granted options become exercisable in 25% annual increments beginning on the first anniversary of the date of grant, except for Mr. Dziurzynski's
     9/5/97 grant which becomes exercisable beginning 9/5/98 in two equal installments upon the achievement of certain corporate milestones.



Aggregated Option Exercises in 1997 and Fiscal Year-End Values

     The following table sets forth information relating to the exercise of stock options by the named executive officers during 1997, the number of shares covered by stock options held by the named executive officers at December 31, 1997, and also shows the value of "in-the-money" options (market price of the Company's stock less the exercise price) at that date.




                                  Number of Securities
                                 Underlying Unexercised  Value of Unexercised
                                    Options Held at      In-the-Money Options at
                                   December 31, 1997 (#) December 31, 1997 ($)
                                    -------------------- ---------------------
                  Shares
                  Acquired
                     on       Value     Exercis-  Unexercis- Exercis-  Unexercis
     Name         Exercise   Realized     able       able      able        able
     ----         ---------  --------  ---------- ---------- --------  ---------
Wayne T. Hockmeyer   -          -        193,750   206,250   5,112,656 5,879,844
David M. Mott        -          -        317,539   183,750  10,474,964 5,270,156
Franklin H. Top,Jr   -          -        175,936    70,000   5,708,378 2,037,500
David P. Wright   100,000    3,119,629   157,988    58,750   5,760,739 1,627,031
Bogdan Dziurzynski 46,250      933,634     7,500   118,750     197,813 2,703,906
James F. Young     36,429(1)   814,429(1)165,366(2) 70,000   5,215,674 2,037,500
---------------
(1)  Excludes transfer of beneficial interest in 43,564 acquired shares pursuant to a qualified domestic relations order.
(2)  Of this amount, 46,860 shares are subject to a qualified domestic relations order.





Employment Agreements

     In March 1997, the Company entered into employment agreements (the "Agreements") with each of the named executive officers. The Agreements provide that the officers will serve the Company in the respective offices listed in the Summary Compensation Table for a term of two years, subject to annual one-year extension by resolution of the Compensation and Stock Committee of the Board (the "Committee") with the consent of the executive officer, and to earlier termination as provided in the Agreements. In March 1998, with the consent of each affected executive officer, the Committee extended the term of the Agreements to March 31, 2000. The Agreements set forth the minimum base salary of each officer during the term of the Agreements, subject to possible increase at the sole discretion of the Committee. Each officer is also eligible to receive, at the sole discretion of the Committee, an annual bonus based on his contribution toward achievement of the annual business goals of the Company. Under the Agreements, the officers are entitled to participate in the employee benefit plans of the Company and are eligible for the grant of stock options, in the sole discretion of the Committee, under the Company's 1991 Stock Option Plan.

     The Agreements include provisions that are effective upon the termination of employment of the officers under certain circumstances. In general, the officers are entitled to continuation of base salary and medical coverage for specified periods following a termination of employment by the Company without "cause" or by the officer for a "good reason" occurring within specified periods following a "change in control" of the Company (each as defined in the Agreements). For Dr. Hockmeyer and Mr. Mott, the severance period is 12 months following termination, but the period is extended for an additional 12 months if the officer has not accepted another position of full-time employment by the expiration of such initial severance period. For Dr. Top, Mr. Wright, Mr. Dziurzynski and Dr. Young, the severance period is 12 months following termination. Upon a "change in control" of the Company, all outstanding stock options of Dr. Hockmeyer and Mr. Mott become fully vested and exercisable.
Upon a termination of employment within six months following a change in control, the rights of Dr. Hockmeyer and Mr. Mott to exercise outstanding stock options are extended for up to three years following such termination. In the event of termination of employment of an officer as a result of death or disability, the officer is entitled to a lump-sum payment equal to 12 months' base salary plus, in the case of disability, continued medical coverage for the same period.

     The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officer of the Company's confidential business information, the Company's right to inventions and technical improvements of the officer and noncompetition by the officer with the Company's business for a period of one year following termination of employment (six months if termination is without "cause" or for "good reason"). Any violation of these provisions by an officer would cause a breach of the Agreement and forfeiture of all severance benefits, in addition to any remedies of the Company under law. The Agreements are not assignable by either party but are binding upon successors of the Company.

Director Compensation

     Other than Dr. Barrett, Ms. Franklin, and Messrs. Hoff and Macklin, directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. As compensation for serving on the Board, Dr. Barrett, Ms. Franklin, and Messrs. Hoff and Macklin receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 20,000 shares are granted to each non-employee director, upon commencement of service on the Board, and options for 5,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board.

Certain Transactions

     James H. Cavanaugh, a director of the Company, is the President of HCV. Affiliates of HCV are principal stockholders of BioTransplant, Inc. ("BTI"). In October 1995, the Company and BTI formed a strategic alliance for the development of products to treat and prevent graft-versus-host disease and related organ transplant and autoimmune conditions. The Company paid an aggregate of $750,000 in research support to BTI during 1997.

     The Company believes that transactions referred to above were on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

Performance Graph

     Set forth below is a line graph based on monthly data comparing the Company's cumulative total shareholder return (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of The Nasdaq Stock Market (U.S.) Index and (ii) the cumulative total return of the Nasdaq Pharmaceutical Stocks Index. The Company has selected the Nasdaq Pharmaceutical Stocks Index as the appropriate published industry index for this comparison, as this Index is comprised of 386 companies, of which a large majority are biotechnology companies.

           Comparison of 1993-1997 Cumulative Shareholder Return (1)
                              (Performance Chart)

                         1/93     7/93    1/94    7/94    1/95    7/95

  MedImmune            $100.00   $ 83.15  $ 47.83  $ 38.04  $ 15.22  $ 62.50
  Nasdaq               $100.00   $ 75.86  $ 89.13  $ 63.04  $ 67.08  $ 84.23
  Pharmaceutical
  NASDAQ (U.S.)        $100.00   $103.95  $114.80  $104.83  $112.21  $139.93


                         1/96     7/96    1/97    7/97   12/97

  MedImmune            $ 86.96   $ 73.91  $ 73.91  $ 80.43  $186.41
  Nasdaq               $122.72   $124.03  $123.08  $126.18  $127.19
  Pharmaceutical
  NASDAQ (U.S.)        $158.70   $179.66  $195.19  $218.45  $239.53
-------------------
(1) Assumes $100.00 invested on January 1, 1993.









               PROPOSAL 3 - APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors approved the appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal 1998, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Coopers & Lybrand L.L.P. in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Coopers & Lybrand L.L.P. in these respects.

     Coopers & Lybrand L.L.P. has served as the Company's independent auditor since the Company's inception. Representatives of Coopers & Lybrand L.L.P. will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

     The Board of Directors recommends a vote FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year 1998.

                              SECURITY OWNERSHIP

Principal Stockholders

     The following table sets forth certain information at January 31, 1998 regarding the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, each of the directors of the Company, each of the named executive officers and all executive officers and directors of the Company as a group.

                                                 Beneficial Ownership
                                               -------------------------
                      Name                       Number of     Percent
                                                   Shares
      ------------------------------------     ------------- -----------
  The Equitable Companies Incorporated(1). . .     4,475,987  18.0
    787 Seventh Avenue
    New York, New York 10019
  BB Biotech AG  . . . . . . . . . . . . . . .     2,753,000  11.3
    Vordergasse 3
    8200 Schaffhausen
    CH/Switzerland
  FMR Corp.  . . . . . . . . . . . . . . . . .     2,046,200  8.4
    82 Devonshire Street
    Boston, Massachusetts 02109
  Investor AB. . . . . . . . . . . . . . . . .     1,619,000  6.6
    S-103 32
    Stockholm, Sweden
Wayne T. Hockmeyer, Ph.D.(2) . . . . . . . . .       318,160  1.3
David M. Mott(2) . . . . . . . . . . . . . . .       358,789  1.4
Franklin H. Top, Jr., M.D.(2). . . . . . . . .       418,160  1.7
M. James Barrett, Ph.D.(2) . . . . . . . . . .        32,500  *
James H. Cavanaugh, Ph.D.(3) . . . . . . . . .        56,730  *
Barbara Hackman Franklin(2). . . . . . . . . .        11,100  *
Lawrence C. Hoff . . . . . . . . . . . . . . .           200  *
Gordon S. Macklin(2) . . . . . . . . . . . . .        48,750  *
Bogdan Dziurzynski(2). . . . . . . . . . . . .        35,820  *
David P. Wright(2) . . . . . . . . . . . . . .       177,730  *
James F. Young, Ph.D.(2) . . . . . . . . . . .       204,430  *
All executive officers and directors as a. . .     1,596,050  6.2
group (11 persons) (2)(3)
-----------------------
*Less than one percent.

(1)  Includes 409,551 shares of Common Stock issuable upon conversion of 7%
     Convertible Notes due 2003 of MedImmune, Inc. beneficially owned by Equitable Companies Incorporated.
(2) Includes shares of Common Stock issuable upon exercise of options vesting prior to April 2, 1998 as follows: Dr. Hockmeyer, 262,500 shares: Dr.
     Barrett, 12,500 shares; Mr. Dziurzynski, 25,625 shares; Ms. Franklin,
     10,000 shares; Mr. Macklin, 18,750 shares; Mr. Mott, 358,789 shares;
     Dr. Top, 202,186 shares; Mr. Wright 177,738 shares; Dr. Young, 183,616 shares; and all officers and directors as a group, 1,185,454 shares.
(3) Includes 28,765 shares owned directly by Dr. Cavanaugh and 27,973 shares owned by a partnership of which Dr. Cavanaugh is a general partner.




                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

Proxy Solicitation

     The cost of the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail.

Deadline for Submission of Stockholder
Proposals for Next Year's Annual Meeting

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 1998.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all stockholders of record.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                            By Order of the Board of Directors,


                         /s/Carol A. Iorio
                            Corporate Secretary


35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 10, 1998